Exhibit 99.1

POORE BROTHERS REPORTS SECOND-QUARTER 2005 RESULTS:

RECORD REVENUES AND EARNINGS

GOODYEAR, Ariz. – July 21, 2005 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported record financial results for the second quarter of fiscal year 2005 ended June 25, 2005.

Net revenues for the second quarter of fiscal 2005 were $23.3 million, 34% above last year’s second quarter of $17.4 million.  Net income was $1.5 million, or $0.08 per basic and diluted share this year, as compared to $1,491, or $0.00 per share last year.

The Company’s strong second-quarter revenue growth of 34% versus last year was the result of across the board gains for all of the Company’s brands.  T.G.I. Friday’s® brand salted snacks increased 7.5% to $13.7 million, buoyed modestly by initial shipments of the new meat snacks products.  As we continue to diversify our portfolio of products, T.G.I. Friday’s® brand salted snacks will become a smaller percentage of our total.  The brand represented 59% of total net revenue in the second quarter versus over 70% last quarter while continuing to show solid growth in the high single digits.  The Cinnabon® brand cookie introduction generated $2.5 million in revenues driven by unusually large introductory promotional orders from a large mass merchandiser.  The Company’s potato chip brands rose 35% mostly due to very strong promotional activity, particularly on the Company’s repositioned Boulder Canyon Natural Foods™ brand.  Distributed products also grew 79% over the prior year due to increased product lines.

Mr. Thomas W. Freeze, President and Chief Executive Officer, commented, “We are thrilled that our second quarter performance this year set a record in comparison to all prior quarters.  Initial shipments of our three new Cinnabon® cookies commenced during this past quarter and, while it’s too early to predict their success, early indications are that they have been well received by retailers and consumers alike.  In addition, we have several other Cinnabon® products under development with plans for market testing later this year.  A renewed focus on growing our potato chip brands has also proven productive.”

Continuing with second quarter results, gross profit in this quarter was $6.1 million, or 26.0% of net revenue, compared to $2.7 million, or 15.4% of net revenue, in the same quarter of 2004.  In last year’s second quarter the Company discontinued the Crunch Toons® brand and recorded a $1.8 million charge.  Excluding this charge, last year’s gross profit would have been $4.4 million, or 25.0% of net revenue. The improvement in this year’s gross profit percentage was attributable primarily to efficiency gains in manufacturing and supply chain, Cinnabon® brand revenues, which were partially offset by higher freight costs.

Selling, General and Administrative expenses increased to $3.6 million in the second quarter of 2005 as compared to $2.6 million in 2004, or 15.4% versus 15.1% of net revenue, respectively.  The higher level of spending in 2005 was due to increases in marketing costs for new product development, consumer testing programs, as well as commission expenses associated with the higher revenues.

Net income for the second quarter of 2005 was $1.5 million, or $0.08 per basic and diluted share, as compared to break-even in 2004.  Without the Crunch Toons® brand discontinuance charge in 2004, net income would have been $1.1 million, or $0.06 per basic and diluted share.

For the six months ended June 25, 2005, net revenue increased 13% to a record $39.9 million, compared with revenue of $35.2 million in the first half of the previous year.  Net income was $1.7 million, or $0.09 per basic and diluted share in the first half of 2005 as compared to $0.5 million, or $0.03 per basic and diluted share in the prior year.

As of June 25, 2005, the Company’s cash position was $12.4 million, an increase of $6.5 million since June 26, 2004, working capital was $13.7 million and the debt-to-equity ratio was 0.09.

“We are excited about the increased level of new product development and licensing activity that is occurring,” stated Mr. Freeze.  “Our future growth is tied to the successful innovation or acquisition of new products and brands and our strategic plan calls for an increasing activity level in this area.  We continue to actively evaluate acquisitions as part of our long term strategy. As we have learned in the past, not everything we innovate will be successful with consumers even if retailers are initially enthused.  Accordingly, we continue to explore new ideas, concept test them with consumers, develop products and market test them.  As a result of our performance to-date, we continue to believe that we are on track to meet our previously provided guidance for the full year of $75-$85 million in net revenue and $0.18-$0.23 per share in net income depending on the contribution of new products.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$23,331,521	$17,441,069	$39,888,396	$35,159,562
Cost of revenue	17,270,415	13,339,194	30,439,440	27,477,568
Brand discontinuance costs	—	1,414,759	—	1,414,759
Gross profit	6,061,106	2,687,116	9,448,956	6,267,235
Selling, general & administrative expenses	3,600,141	2,634,420	6,647,938	5,298,475
Operating income	2,460,965	52,696	2,801,018	968,760
Interest (income) expense, net	(24,431)	50,205	(25,730)	95,946
Income before income tax provision	2,485,396	2,491	2,826,748	872,814
Income tax provision	964,850	1,000	1,097,850	338,000
Net income	$1,520,546	$1,491	$1,728,898	$534,814

Earnings per common share:
Basic	$0.08	$0.00	$0.09	$0.03
Diluted	$0.08	$0.00	$0.09	$0.03
Weighted average number of common shares:
Basic	19,681,902	18,622,839	19,664,731	18,612,908
Diluted	19,841,862	19,164,767	19,824,190	19,205,655

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 25, 2005	Dec 25, 2004
	(unaudited)	(unaudited)
Current assets	$23,611,664	$19,013,368
Property and equipment, net	10,478,724	10,815,963
Other assets, net	10,285,038	10,287,956
Total assets	$44,375,426	$40,117,287

Current liabilities	$9,851,611	$7,299,274
Long-term debt	1,705,820	1,729,134
Other long-term liabilities	2,041,539	2,280,793
Total liabilities	13,598,970	11,309,201
Shareholders’ equity	30,776,456	28,808,086
Total liabilities and shareholders’ equity	$44,375,426	$40,117,287

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 25, 2005	June 26, 2004
	(unaudited)	(unaudited)
Net cash flows from operating activities	$3,244,989	$3,187,013
Net cash flows from investing activities	(272,985)	(320,753)
Net cash flows from financing activities	(227,992)	(218,872)
Net increase in cash	2,744,012	2,647,388
Cash and cash equivalents at beginning of period	9,675,490	3,239,570
Cash and cash equivalents at end of period	$12,419,502	$5,886,958